CONSOLIDATED FINANCIAL STATEMENTS
                             ASR Acquisition, Inc.
                     Years ended December 31, 2002 and 2001

                              ASR Acquisition, Inc.
                        Consolidated Financial Statements

                     Years ended December 31, 2002 and 2001

                                    Contents

Report of Independent Auditors ............................................1

Audited Consolidated Financial Statements

Consolidated Balance Sheets . .............................................2
Consolidated Statements of Operations .....................................4
Consolidated Statements of Stockholders' Equity ...........................5
Consolidated Statements of Cash Flows .....................................6
Notes to Consolidated Financial Statements.................................8

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ERNST&YOUNG             o Ernst & Young LLP              Phone: (214) 969-8-000
                          Suite 1500                     Fax: (214) 969-9757
                          2121 San Jacinto Street        Telex: 6710375
                          Dallas, Texas 75201            www.ey.com

                         Report of Independent Auditors

The Board of Directors and Stockholders ASR Acquisition, Inc.

We have audited the accompanying consolidated balance sheets of ASR Acquisition, Inc. (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of ASR Acquisition, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

February 24, 2003

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                              ASR Acquisition, Inc.
                           Consolidated Balance Sheets

                                                              DECEMBER 31
                                                          2002          2001
                                                     --------------------------
Assets
Current assets:
Cash and cash equivalents                            $  1,966,824  $    148,726
Accounts receivable                                     8,056,063     5,615,749
Prepaid worker's compensation                           2,156,013     1,555,140
Premium stabilization fund                                399,449       399,449
Due from Parent                                           270,103          --
Current deferred tax asset                                177,845          --
Prepaid expenses and other assets                         410,737       506,028
                                                     --------------------------
Total current assets                                   13,437,034     8,225,092
Property and equipment                                 1,248, 264     1,069,115
Accumulated depreciation                                 (536,649      (348,849)
                                                     --------------------------
                                                          711,615       720,266
Goodwill, net of accumulated amortization of
$1,006,153 in 2002 and 2001                             7,254,144     7,254,144
Other intangibles, net of accumulated amortization
Of $223,742 in 2002 and $107,667 in 2001                   93,087       209,162
Surplus debenture loan                                    150,000       150,000
Other assets                                                 --          46,044
                                                     --------------------------
Total assets                                         $ 21,645,880  $ 16,604,708
                                                     --------------------------

                                                             DECEMBER 31
                                                         2002           2001
                                                    ---------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                 $    436,719   $    216,861
   Outstanding checks in excess of funds on deposit    1,58L,3L8        721,833
   Accrued payroll related expenses                    9,260,332      7,158,527
   Accrued workers' compensation                       1,519,302        537,306
   Other accrued expenses                                8L5,3L4        452,380
   Notes payable and current portion of
     long-term debt                                      L40,367           --
   Current portion of capital lease obligations          190,562        231,399
                                                    ---------------------------
Total current liabilities                             13,943,914      9,618,306
Noncurrent deferred tax liability                         21,773           --
Capital lease obligations, less current portion           30,969        210,493
Long-term debt, less discount and current portion           --        5,917,314
Commitments and contingencies                               --             --
     --
Stockholders' equity:
   Common stock, $0.01 par value; 1, 111 shares
     authorized; 850 shares issued and outstanding             9              9
   Additional paid-in capital                          7,699,991      1,699,991
   Accumulated deficit                                   (43,776)      (834,405)
   Treasury stock, at cost; 1.5 shares                    (7,000)        (7,000)
                                                    ---------------------------
Total stockholders' equity                             7,649,224        858,595
                                                    ---------------------------
Total liabilities and stockholders' equity          $ 21,645,880   $ 16,604,708

See accompanying notes

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                              ASR Acquisition, Inc.
                      Consolidated Statements of Operations

                                                    YEAR ENDED DECEMBER 31
                                                    2002             2001
                                                ------------------------------
Revenue                                         $ 224,195,752    $ 155,282,594
Payroll expenses                                  211,634,337      147,275,408
                                                ------------------------------
                                                   12,561,415        8,007,186
General and administrative expenses                 8,161,608        4,885,258
Selling and marketing expenses                      2,138,211        1,458,419
Depreciation and amortization                         301,523          496,751
                                                ------------------------------
                                                   10,601,342        6,840,428
                                                ------------------------------
Income from operations                              1,960,073        1,166,758
Other income (expenses):
 Interest income                                        2,300           39,246
 Interest expense                                    (859,839)      (1,010,468)
 Other expense                                        (50,639)        (276,848)
                                                ------------------------------
Income (loss) before provision for income taxes     1,051,895          (81,312)
Provision for income taxes                            261,266          214,783
                                                ------------------------------
Net income (loss)                               $     790,629     $ (296,0O95)

See accompanying notes.

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                              ASR Acquisition, Inc.
                 Consolidated Statements of Stockholders' Equity


                                               COMMON STOCK     ADDITIONAL
                                               ==============    PAID-IN       ACCUMULATED    TREASURY
                                               SHARES  AMOUNT    CAPITAL         DEFICIT       STOCK          TOTAL
                                               ======================================================================
Balance as of December 31, 2000                850    $  9   $ 1,699,991    $  (538,310)   $      --      $ 1,161,690
Purchase of treasury stock (3 shares)                                 --             --      (14,500)         (14,500)
 Sale of treasury stock (1.5 shares)            --      --            --             --        7,500            7,500
 NET LOSS                                       --      --                     (296,095)          --         (296,095)
                                               ----------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 2001                850    $  9   $ 1,699,991       (834,405)      (7,000)     $ 7,649,224
CONVERSION OF DEBT BY PARENT                    --      --     6,000,000           --             --        6,000,000
NET INCOME                                      --      --            --        790,629           --          790,629
                                               ----------------------------------------------------------------------
BALANCE AS OF DECEMBER 31, 2002                850    $  9   $ 7,699,991    $   (43,776)   $  (7,000)     $ 7,649,224

See accompanying notes.

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                              ASR Acquisition, Inc.
                      Consolidated Statements of Cash Flows

                                                       Year ended December 31
                                                         2002           2001
                                                    ---------------------------
Operating Activities
Net income (loss)                                   $   790,629    $  (296,095)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities:
 Depreciation and amortization, including
  amortization of debt discount                         436,560        531,138
 Deferred taxes                                        (156,072)          --
 Changes in current. assets and liabilities:
  Accounts receivable                                (2,440,314)    (2,307,124)
  Prepaid worker's compensation                        (600,873)    (1,455,140)
  Premium stabilization fund                               --         (245,836)
  Due from Parent                                      (270,103)
  Prepaid expenses and other assets                     141,335       (107,304)
  Accounts payable and accrued expenses               3,666,593      2,661,537
  Outstanding checks in excess of funds on deposit      859,485         721133
                                                    ---------------------------
Net cash provided by (used in) operating activities   2,427,240       (496,991)
INVESTING ACTIVITIES
Purchases of furniture, fixtures, and equipment        (179,148)       (30,025)
Acquisitions                                               --         (618,326)
Surplus debenture loan                                     --         (150,000)
                                                    ---------------------------
Net cash used in investing activities                  (179,148)      (798,351)
FINANCING ACTIVITIES
Payments on capital lease obligations                  (220,361)      (199,544)
Payments on term note                                  (209,633)       (75,000)
Purchase of treasury stock                                 --          (14,500)
Proceeds from sale of treasury stock                       --            7,500
                                                    ---------------------------
Net cash used in financing activities                  (429,994)      (281,544)
                                                    ---------------------------
Net increase (decrease) in cash and cash
equivalents                                           1,818,098     (1,576,886)
Cash and cash equivalents at beginning of year          148,726      1,725,612
                                                    ---------------------------
Cash and cash equivalents at end of year            $ 1,966,824    $   148,726
                                                    ---------------------------

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                              ASR Acquisition, Inc.
                Consolidated Statements of Cash Flows (continued)

                                                         Year ended December 31
                                                           2002         2001
                                                        -----------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest                                                $  726,171   $  976,081
Income taxes, net of refunds                            $  244,060   $   15,757
NONCASH INVESTING AND FINANCING ACTIVITIES
Equipment acquired under capital lease obligations      $     --     $  239,423
Acquisition partially financed by issuance of term note $     --     $  425,000
Long-term debt converted by Parent                      $6,000,000   $     --

See accompanying notes.

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                              ASR ACQUISITION, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001

1. SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS

BUSINESS AND ORGANIZATION

ASR  Acquisition,  Inc. (the  Company),  a Delaware  corporation,  was formed on
December 3, 1999, for the purpose of purchasing all of the common stock of American Staff Resources Corporation and American Staff Resources Corp. I. In 2001, the Company capitalized and incorporated American Staff Resources Corporation III, American Staff Resources Corporation IV, and American Staff Resources Corporation NS. American Staff Resources Corporation III began operations in 2001; American Staff Resources Corporation IV and American Staff Resources Corporation NS began operations in 2002.

The Company is headquartered in Dallas, Texas, and primarily through co-employment arrangements with client companies, provides comprehensive, integrated outsourcing services and other products directly to worksite employees, including payroll processing and reporting, human resources administration, employment regulatory compliance management, risk management services, retirement, and healthcare programs. At December 31, 2002 and 2001, the Company serviced client companies in 33 and 22 states, respectively. There are no individual client companies that account for more than 10% of revenues.

Effective August 31, 2002, all of the outstanding stock was purchased by BACE International (BACE) for $3.5 million. Additionally, BACE issued $6 million of notes payable to Senior Subordinated Note holders, thereby relieving ASR of this liability. ASR recorded the transaction as additional paid-in capital. The Company has elected not to apply push down accounting, and no adjustment has been made to the historical basis of the assets and liabilities as a result of the purchase.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of ASR Acquisition, Inc. and its wholly owned subsidiaries (collectively American Staff Resources). All intercompany accounts and transactions have been eliminated.

CASH EQUIVALENTS

Cash and cash equivalents include cash in banks and money market accounts as well as highly liquid investments with initial maturities of three months or less.

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                              ASR ACQUISITION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements inconformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable. The Company continually evaluates the financial condition of its client companies and generally does not require collateral. Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of client companies comprising the Company's customer base combined with the policy of requiring advance payment of invoices.

PROPERTY AND EQUIPMENT

Property and equipment primarily consist of furniture, fixtures, and computer equipment recorded at cost and depreciated over seven years using the straight-line method. Expenditures for repairs and maintenance are charge to expense as incurred; betterments, which materially prolong the lives of the assets, are capitalized. Property and equipment includes equipment acquired under capital lease obligations with a cost of $743,510 and accumulated depreciation of $234, 593 and $128, 377 at December 31, 2002 and 2001, respectively.

GOODWILL AND NEW ACCOUNTING PRONOUNCEMENTS

Goodwill represents the excess of acquisition costs over the fair value of net assets acquired. In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets (collectively the Statements). Under the Statements, goodwill is not amortized to expense but is required to be reviewed for impairment. Accordingly, goodwill of $766, 115 related to an acquisition occurring on September 1, 2001, was never amortized. Further, the Statements require the Company to cease amortization of all goodwill effective January 1, 2002, and review all goodwill for impairment in the first six months of 2002 and annually thereafter.

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                              ASR ACQUISITION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF BUSINESS (CONTINUED)

To date, no such impairment has been recognized. At the time of adoption of SFAS No. 142, accumulated amortization of goodwill was $1, 006, 153. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company would not have recognized $285, 014 of amortization expense in 2001 and net loss would have been $11,081 in 2001.

OTHER INTANGIBLES

Other intangibles consist of non-compete agreements and customer lists. Non-compete agreements are being amortized over two to four years using the straight-line method. Customer lists are being amortized over five years using the straight-line method.

REVENUE RECOGNITION

Revenues are recognized using the accrual method. Under the accrual method, revenue is recognized and the related payroll cost are accrued as liabilities during the period in which wages are earned by the worksite employees.

2.  ACQUISITIONS

On September 1, 2001, the Company acquired co-employment arrangements with certain client companies and a non-compete agreement from a professional employer company for $957,645 consisting of a $500,000 cash payment, $425,000 note payable and $32,645 of transaction costs. The purchase price was allocated $766,115 to goodwill, $95,765 to a non-compete agreement, and $95,765 to a customer list. Results of operations related to these acquired co-employment arrangements have been included in the Company's consolidated statement of operations from the date of purchase.

3.  WORKERS' COMPENSATION

During the first six months of 2001, the Company was generally fully insured under a fixed-cost policy with regard to workers' compensation claims. Effective July 1, 2001 through July 16, 2002, the Company entered into an agreement with an insurance company under which the Company was insured under a deductible policy with regard to workers' compensation claims through July 16, 2002. In general, under this agreement, the Company had insurance that provided coverage subject to a $250,000 deductible per incident and an annual aggregate cap of approximately $4.7 million. The Company has certain co-employment arrangements that require

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                              ASR ACQUISITION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3. WORKERS' COMPENSATION

certain client companies to reimburse the Company for a portion (generally the first $1,000 to $2,500) of any related workers' compensation claims. The Company's administrator and insurance carrier also pursue recovery of workers' compensation claims from third parties that are believed to be liable for certain claims for which the Company has recorded a receivable of $0.4 million, which is included in accounts receivable. Accrued workers' compensation in the accompanying consolidated balance sheets represents management's best estimate of the Company's obligation for claims incurred but not yet paid. However, the Company does not have an extensive history with regard to such claims. Therefore, the actual settlement and disposition of these claims could significantly differ from management's estimates.

Effective July 1, 2001, the Company also entered into a related agreement with a claims administrator affiliated with the insurance company discussed above. This agreement provided for the funding of an experience account through July 1, 2002. Under this agreement, the Company paid a fixed monthly amount into the experience account. Workers' compensation claims are administered by the affiliated insurance companies and paid out of the experience account. If workers' compensation claims exceed the amounts funded into the experience account, the Company is liable for the excess of such claims subject to the coverage provisions discussed above. If the amounts funded into the experience account ultimately exceed claims paid, the excess, net of the claims administration fees, will be returned to the Company. Prepaid workers' compensation, in the accompanying consolidated balance sheets, represents any prepaid premiums and the amounts funded into the experience account in excess of workers' compensation claims paid.

In connection with the acquisition of ASR by BACE and effective July 17, 2003, ASR was fully insured under BACE's workers' compensation insurance policy. Intercompany charges for this coverage for the period July 17, 2002 through September 30, 2002 are equivalent to the related cost and retention rates paid by ASR under the policy in effect prior to July 17, 2003. Beginning October 1, 2003, the expense and intercompany charge is based on a fixed amount per payroll dollar.

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                              ASR ACQUISITION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. PREMIUM STABILIZATION FUND

The Company entered into an agreement that provided group health insurance, subject to annual renewal, with an insurance company. Under this agreement, the insurance provider allocated 10% of the Company's monthly premiums to a premium stabilization fund (PSF). The insurance provider could only withdraw funds from the PSF in limited circumstances. In 2002, the Company terminated this agreement and, under the terms of the policy, the insurance provider must refund the balance of the PSF to the Company. However, the insurance provider has not yet refunded the balance of the fund and has informally indicated that they are disputing the return of the funds to the Company. The Company has reserved $0.2 million of the PSF at December 31, 2002 for any potential claims which could be raised by the provider. At December 31, 2002, no amounts have been withdrawn from the PSF by the insurance provider. The Company has now placed its health insurance provider with another carrier.

5.  SURPLUS DEBENTURE LOAN

On January 1, 2991, the Company loaned an insurance company $150,000 through issuance of an unsecured surplus debenture loan (the Surplus Debenture). The Surplus Debenture bears interest at 6% per annum, is payable quarterly, and matures on December 31, 2005. However, interest and principal payments may be made only out of the insurance company's surplus in excess of $1,100,000, as defined in the Surplus Debenture Loan agreement. During 2002, the Company did not receive interest on the loan and has not recorded an interest receivable. Any interest receivable would not be considered significant. The Company has classified the Surplus Debenture as held to maturity and its carrying value is not adjusted for changes in fair value.

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                              ASR ACQUISITION, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. CREDIT FACILITIES

       Long-term debt consists of the following:
                                                              December 31
                                                            2002         2001
                                                         -----------------------
Term note                                                $   50,000   $  350,000
Senior Subordinated Notes                                             -6,000,000
                                                         -----------------------
                                                             50,000    6,350,000
Less unamortized discount on Senior Subordinated Noted         --        132,686
                                                         -----------------------
                                                             50,000    6,217,314
Less current portion                                         50,000      300,000
                                                         -----------------------
                                                         $     --     $5,917,314

At December 31, 2002, the Company has a line of credit (the LOC) that allows for borrowings up to $1 million with a bank. The LOC is secured by substantially all the assets of American Staff Resources, bear interest at a variable rate (4.75% at December 31, 2002), requires monthly payments of interest only and matures on June 2, 2002. Additionally, the LOC contains certain covenants that place limitations on additional debt and require the Company to maintain a minimum net worth and minimum current ratio. At December 31, 2002, no borrowings were outstanding under the LOC.

On September 1, 2001, American Staff Resources Corporation issued a term note (the Term Note) payable to a company in an original face amount of $425,000 in conjunction with the acquisition of certain co-employment arrangements and a non-compete agreement. The Term Note requires monthly payments of $25,000 through February 2003. The Term Note does not have a stated interest rate and the Company has not imputed an interest rate thereon. Accordingly, no interest expense is being recorded with regards to the Term Note. However, any such imputed interest expense would not be significant.

The Company has $6 million of Senior Subordinated Notes (the Subordinated Notes) with certain stockholders. The Subordinated Notes require quarterly interest payments and mature on December 20, 2004. The interest payments required on the Subordinated Notes range from 13% to 19% per annum based on ASR Acquisitions, Inc.'s compliance with certain financial yield ratios. Prior to May 1, 2001, the interest rate paid on the Subordinated Notes was 13%; however, on May 1, 2001, the interest rate on the Subordinated Notes increased to 16%. In conjunction with BACE's acquisition of the Company, the Senior Subordinated Notes were paid by BACE and converted into equity resulting in additional paid-in capital upon acquisition.

                              ASR ACQUISITION, INC.
                             ASR ACQUISITIONS, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. CREDIT FACILITIES (CONTINUED)

The Subordinated Notes were issued in conjunction with the purchase of American Staff Resources Corporation and American Staff Resources Corp. I and included 150 detachable stock warrants of ASR Acquisition, Inc. At the time of issuance, the warrants had a fair value of approximately $200,000. Accordingly, American Staff Resources recognized a $200,000 discount on the Subordinated Notes, which was being amortized to interest expense over the life of the notes. The warrants were terminated prior to the acquisition of the Company by BACE.

Additionally, during 2002, the Company entered into notes payable related to insurance policies for which monthly payments are made during the policy year. The interest rate is 8.5%.

7. INCOME TAXES

ASR Acquisition, Inc. files a consolidated federal tax return with its subsidiaries.

The Company's income tax provision consists of the following:

                                                 2002       2001
                                               -------------------
Federal                                        $225,074   $178,283
State and local                                  36,192     36,500
                                               -------------------
                                               $261,266   $214,783

The difference between the reported income tax expense and the benefit expected by applying the statutory federal rate to loss before taxes results primarily from non-deductability of certain goodwill amortization, meal and entertainment exclusions, the employer tip credit, state and local taxes, and change in the valuation allowance for deferred taxes.

The tax effects of temporary differences that give rise to deferred tax assets and liabilities EM! as follows:

DECEMBER 31
                                                   2002         2001
                                                ----------   ---------
Current deferred tax asset:
  Accrued workers' compensation                 $ 177,845    $ 237,961
Non-current deferred tax asset (liabilities):
  Property and equipment                         (105,264)     (26,311)
  Non-compete agreements                           33,282       32,628
  Other                                            50,209       (5,159)
                                                ----------------------
                                                  (21,773)       1,158
Valuation allowance                                  --       (239,119)
                                                ----------------------
Net deferred taxes                              $ 156,072           $-
                                                ----------------------

                             ASR ACQUISITIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. INCOME TAXES (CONTINUED)

Prior to 2002, the Company historically provided a full valuation allowance for its net deferred asset, as it was not considered more likely than not the benefit from such net asset would be recognized. In 2002, given the significant improvement in earnings and the expected reduction in future inetest expense as a result of the conversion of the Senior Subordinated Notes to equity, the Company has determined that the benefit from the deferred tax asset is likely to be recognized in future years and accordingly reversed its valuation allowance.

 8. COMMITMENTS

 The Company leases certain equipment under capital leases. The Company also leases office space and other equipment under non-cancelable operating leases. Rent expense is $354,433 and $309,770 for 2002 and 2001, respectively. The future minimum payments to be made under non-cancelable operating leases with initial terms in excess of one year and the present value of future minimum capital lease payments as of December 31, 2002, are as follows:

                                                  CAPITAL           OPERATING
      YEAR ENDED DECEMBER 31                      LEASES               LEASES
                                               ------------------------------
               2003                            $  190,562       $     550,994
               2004                                43,253             515,579
               2005                                 2,247             249,165
                                               --------------------------------
                                                  236,062           1,315,738
                                                                    ---------
 Less amount representing interest                 14,927
                                               -----------
 Present value of future minimum capital
 lease payments                                   221,135
 less current portion                             190,562
                                               ----------
                                               $   30,969
                                               ----------

12. Stock Option Plan

In 2000, the Company adopted a stock option plan (the 2000 Stock Option Plan). The 2000 Stock Option Plan provides for grants of options to employees, directors, or consultants up to 10% of the Company's outstanding shares of common stock on a fully diluted basis. In 2001, the Company issued 25 options under the 2000 Stock Option Plan, which have an exercise price of $5,000 and a five-year vesting period. Additionally, in 2001, 15 options with an exercise price of $3,000 were cancelled. At December 31, 2001, 65 options were outstanding, of which eight were exercisable, and no options issued under the 2000 Stock Option Plan have been exercised. In 2002, no options were issued. On August 3, 2002, the stock option plan was discontinued and option holders executed agreements with the Company consenting to surrender all options to the Company in conjunction with the purchase by BACE.

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)

13. BENEFIT PLAN

The Company provides a 401(k) benefit plan (the Plan) covering substantially all corporate employees, excluding employees under co-employment arrangements. Employees who are 18 years of age and have completed three months of service are eligible to participate in the Plan. Participants can contribute up to 15% of their compensation each year subject to certain Internal Revenue Code limitations. The Plan has an open enrollment period monthly. The Company contributions are based upon a matching contribution equal to 10% of eligible participant contributions. For the year ended December 31, 2002, the Company elected not to match participant contributions. Participant contributions are fully vested and the Company contributions vest ratably over five years. The Plan expense was $15,703 and $29,779 in 2002 and 2001, respectively.

11. OTHER EXPENSE

In 2002, the Company incurred $50,639 in expenses related to the acquisition of its outstanding shares by BACE. In 2001, the Company incurred $182,525 in employee bonuses and $94,323 in legal and other direct costs related to a failed merger. These amounts are classified as other expense in the statement of operations.

12. RELATED PARTY TRANSACTIONS

The Company was a party to a stockholder agreement that required the Company to pay a stockholder, in return for management services, a base fee through 2004 equal to 6% per annum of the Company's combined earnings before interest, taxes, depreciation and amortization (EBITDA), as defined in the stockholder agreement. In addition to the base fee, this stockholder was also entitled to receive an annual cash bonus in an amount equal to 20% of the increase in American Staff Resources' EBITDA from the prior year adjusted for certain items. The base fee and bonus was $335,438 and $94,541 for 2002 and 2001, respectively. I3umng 2002 and 2001, the Company also reimbursed this stockholder for $26,451 and $65,086, respectively, for expenses incurred in the course of providing management services. This agreement was terminated on August 31, 2002 in conjunction with the purchase by BACE.

The Company is now a party to a management agreement with BACE based on a fixed percentage of gross monthly payroll. Management fees expensed in 2002 related to this agreement were $959,498 . Beginning July 17, 2002, the Company is also party to an

                              ASR Acquisition, Inc.
             Notes to Consolidated Financial Statements (continued)


12. RELATED PARTY TRANSACTIONS (CONTINUED)

agreement related to workers' compensation insurance with BACE. The Company has paid or accrued $2.6 million in 2002 related to workers' compensation under this agreement.

13. CONTINGENCIES

The Company is involved in various suits and claims arising in the normal course of business. In management's opinion, the ultimate outcome of these items will not have a material adverse effect on the Company's consolidated results of operation or financial position.


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